Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-259205

Pricing Supplement Dated July 8, 2022 to the Prospectus Supplement dated November 26, 2021, and the Prospectus Dated September 14, 2021	12,690 Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index, due December 22, 2022 Royal Bank of Canada

Royal Bank of Canada is offering put spread warrants (the “Warrants”) based on the performance of the EURO STOXX 50® Index (the “Reference Asset”). The CUSIP number for the Warrants is 78014N133 and the ISIN is US78014N1330. Any payments on the Warrants are subject to our credit risk. The Warrants will not be listed on any securities exchange.
The Warrants provide investors with the opportunity to receive a positive return if the level of the Reference Asset is less than the Strike Level (which is 95% of the Initial Level) by more than the Warrant Premium Percentage of 4.189%.  If the Final Level of the Reference Asset is less than the Strike Level, the Warrants will be automatically exercised on the Expiration Date, and we will pay an amount on the Cash Settlement Date equal to the product of the Notional Amount and the Percentage Change (each as defined below), subject to a Maximum Payment of $200 per Warrant. However, if the Final Level is greater than or equal to the Strike Level, the Warrants will not be exercised, and will expire worthless on the Expiration Date. Neither you nor the issuer may exercise the Warrants prior to the Expiration Date.
The Warrants are highly risky and involve risks not associated with an investment in conventional securities. In order to receive a positive return on your investment, the Final Level must be less than the Strike Level by a percentage greater than the Warrant Premium Percentage. You will not be able to purchase the Warrants unless you have an options-approved account.
Issue Date: July 15, 2022
Expiration Date:  December 15, 2022.   Cash Settlement Date: December 22, 2022
Investing in the Warrants involves a number of risks. See “Risk Factors” beginning on page P-8 of this pricing supplement, and on page 1 of the prospectus.
The Warrants will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Warrants are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Warrant	Total
Price to public	$41.89	$531,584.10
Underwriting discounts and commissions(1)	$1.99	$25,253.10
Proceeds to Royal Bank of Canada	$39.90	$506,331

(1) Our agent, RBC Capital Markets, LLC ("RBCCM"), will receive a commission from us of $1.99 per Warrant, and will use a portion of that commission to allow selling concessions to other dealers of up to $1.99 per Warrant. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of each Warrant as of the Pricing Date was $35.17 per Warrant, which is less than the price to public. The actual value of the Warrants at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Asset:	EURO STOXX 50® Index
Bloomberg Ticker:	SX5E
Warrant Premium and Issue Price per Warrant:	$41.89
Pricing Date:	July 8, 2022
Issue Date:	July 15, 2022
Expiration Date:	December 15, 2022, subject to extension for market and other disruptions, as described below.
Cash Settlement Date:	December 22, 2022, subject to extension for market and other disruptions, as described below.
Notional Amount:	$1,000 per Warrant.
Warrant Premium Percentage:	4.189%
Exercise of Warrants and Cash Settlement Amount:
The Warrants will either be automatically exercised or will expire worthless on the Expiration Date, as follows:
A. If the Final Level is less than the Strike Level, the Warrants will be automatically exercised on the Expiration Date. In such a case, on the Cash Settlement Date, we will pay with respect to each Warrant an amount in cash equal to the product of (i) the Notional Amount and (ii) the Percentage Change (as defined below).  However, the Cash Settlement Amount will not exceed the Maximum Payment.
Even if the Percentage Change is positive, if the Percentage Change (as defined below) is less than the Warrant Premium Percentage, you will receive a Cash Settlement Amount that is less than the Warrant Premium and, therefore, you will lose a portion of your initial investment in the Warrants.
B. If the Final Level is greater than or equal to the Strike Level, the Warrants will expire worthless, and the Cash Settlement Amount will be $0.
The Warrants are highly risky, and there is no minimum payment on the Warrants. You will lose all of your initial investment in the Warrants if the Final Level is greater than or equal to the Strike Level on the Expiration Date.

Maximum Payment:	$200 per Warrant. As a result of the Maximum Payment, you will not receive any additional positive return if the Final Level is more than 25% less than the Initial Level.

P-2	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
Percentage Change:
The Percentage Change, expressed as a percentage, is calculated using the following formula:
Strike Level – Final Level
Initial Level
Due to this formula, the Percentage Change will be positive when the Final Level is less than the Strike Level, and the Percentage Change will be negative when the Final Level is greater than the Strike Level.

Initial Level:	3,488.50, which was the closing level of the Reference Asset on July 7, 2022.
Strike Level:	3,314.08, which is 95% of the Initial Level (rounded to two decimal places)
Final Level:	The closing level of the Reference Asset on the Expiration Date.
Calculation Agent:	RBCCM
U.S. Federal Income Tax Treatment:
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat the Warrants as pre-paid cash-settled derivative contracts (including, potentially, as options) in respect of the Reference Asset for U.S. federal income tax purposes, and by purchasing Warrants, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Warrants in accordance with such characterization for U.S. federal income tax purposes.
However, the U.S. federal income tax consequences of your investment in the Warrants are uncertain and the U.S. Internal Revenue Service could assert that the Warrants should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below “Supplemental Discussion of Material U.S. Federal Income Tax Consequences” (including the opinion of our special U.S. tax counsel Ashurst LLP) which applies to the Warrants.

Canadian Federal Income Tax Treatment:
In the opinion of our Canadian tax counsel, Norton Rose Fulbright Canada LLP, it would generally be reasonable to treat the Warrants as cash-settled derivative contracts for Canadian federal income tax purposes.  It is possible, however, that the Canada Revenue Agency or a court could conclude that the Warrants should be treated in a manner that is different from that described in the preceding sentence. Please see the section below “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

Terms Incorporated Into Master Warrant:
All of the terms appearing above the item captioned "Canadian Federal Income Tax Treatment" on pages P-2 and P-3 of this pricing supplement and the terms appearing under the captain "Additional Terms Relating to the Reference Asset and the Warrants" below.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Warrants after the Issue Date. The amount that you may receive upon sale of your Warrants prior to the Cash Settlement Date may be less than the price that you paid to purchase them.

Listing:	The Warrants will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus).

P-3	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
ADDITIONAL TERMS OF YOUR WARRANTS
You should read this pricing supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated November 26, 2021. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this pricing supplement will control. The Warrants vary from the terms described in the prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Warrants and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” below and in the Prospectus, as the Warrants involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Warrants. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14: 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated November 26, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000114036121039525/brhc10031140_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
HYPOTHETICAL RETURNS
The following examples and table illustrate the calculation of the Cash Settlement Amount on the Warrants payable on the Cash Settlement Date for a range of hypothetical Percentage Changes. The hypothetical Cash Settlement Amounts set forth below are for illustrative purposes only. The hypothetical Initial Level set forth below is not the actual Initial Level; the actual Initial Level is set forth above. The actual Cash Settlement Amount payable on the Cash Settlement Date will be determined based on the performance of the Reference Asset. The numbers appearing in the following tables and examples may have been rounded for ease of analysis.
The examples and table are based on the following terms:
Term:	Approximately 6 months
Notional Amount:	$1,000 per Warrant
Warrant Premium:	$41.89 per Warrant
Hypothetical Initial Level:	1,000
Hypothetical Strike Level:	950
Warrant Premium Percentage:	4.189% per Warrant
Maximum Payment:	$200 per Warrant
Exercise of Warrants:
If the Final Level is less than the Strike Level, the Warrants will be automatically exercised on the Expiration Date and you will receive the Cash Settlement Amount.  If the Final Level is greater than or equal to the Strike Level, the Warrants will expire worthless and the Cash Settlement Amount will be zero.

Example 1: The Final Level is 850, a 15% decrease from the Initial Level, and the Warrants are not subject to the Maximum Payment.
Since the Final Level is less than the Strike Level, the Warrants will be automatically exercised.  The Percentage Change (calculated as set forth above) will be 10%, and your payment upon expiration will be calculated as follows:
Cash Settlement Amount	= Notional Amount × Percentage Change
= $1,000 × 10%
= $100
Therefore, on the Cash Settlement Date, you will receive $100 for each $41.89 Warrant (an approximately 138.72% total return).
Example 2: The Final Level is 700, a 30% decrease from the Initial Level, and the Warrants are subject to the Maximum Payment.
Since the Final Level is less than the Strike Level, the Warrants will be automatically exercised.  The Percentage Change (calculated as set forth above) will be 25%, and your payment upon expiration will be calculated as follows:
Cash Settlement Amount	= Notional Amount × Percentage Change
= $1,000 × 25%
= $250
However, the Maximum Payment is $200 per Warrant.
Therefore, on the Cash Settlement Date, you will receive $200 for each $41.89 Warrant (an approximately 377.44% total return), representing the Maximum Payment.

P-5	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
Example 3: The Final Level is 908.11, an 9.189% decrease from the Initial Level, so that the return on the Warrants is 0%.
Since the Final Level is less than the Strike Level, the Warrants will be automatically exercised. The Percentage Change (calculated as set forth above) will be 4.189%, and your payment upon expiration will be calculated as follows:
Cash Settlement Amount	= Notional Amount × Percentage Change
= $1,000 × 4.189%
= $41.89
However, because the percentage decrease in the level of the Reference Asset as compared to the Strike Level is equal to the hypothetical Warrant Premium Percentage of 4.189%, the Cash Settlement Amount will be equal to the Warrant Premium paid per Warrant, and you will not receive a positive return on your investment. Therefore, on the Cash Settlement Date, you will receive $41.89 for each $41.89 Warrant (a 0.00% total return).
Example 4: The Final Level is 930, which is a 7% decrease from the Initial Level, resulting in a partial loss.
Since the Final Level is less than the Strike Level, the Warrants will be automatically exercised.  The Percentage Change (calculated as set forth above) will be 2%, and your payment upon expiration will be calculated as follows:
Cash Settlement Amount	= Notional Amount × Percentage Change
= $1,000 × 2%
= $20
In this example, even though the Final Level is less than the Strike Level, because the percentage decrease in the level of the Reference Asset is less than the Warrant Premium Percentage of 4.189%, the Cash Settlement Amount does not fully offset the Warrant Premium paid on the Warrants. and you will lose part of your investment. Therefore, on the Cash Settlement Date, you will receive $20 for each $41.89 Warrant (an approximately 52.26% loss per Warrant).
Accordingly, if the Final Level is less than the Strike Level, but the Percentage Change is less than the Warrant Premium Percentage, you will receive a Cash Settlement Amount that is less than the Warrant Premium and, therefore, you will lose a portion of your initial investment in the Warrants.
Example 5: The Percentage Change is 975, which represents a 2.50% decrease from the Initial Level.
Since the Final Level is greater than the Strike Level, the Warrants will not be exercised and will expire worthless on the Expiration Date. Therefore, the loss on your initial investment in the Warrants will be 100% (a total loss of your investment), and you will receive $0 for each $41.89 Warrant (a total loss of your initial investment).
Example 6: The Final Level is 1,300, a 30% increase from the Initial Level.
Since the Final Level is greater than the Strike Level, the Warrants will not be exercised and will expire worthless on the Expiration Date. Therefore, the loss on your initial investment in the Warrants will be 100% (a total loss of your investment), and you will receive $0 for each $41.89 Warrant (a total loss of your initial investment).
If Final Level is greater than or equal to the Strike Level, you will lose all of your initial investment in the Warrants.

P-6	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
Cash Settlement Amount
Final Level	Percentage Change	Cash Settlement Amount	Cash Settlement Amount minus Warrant Premium	Total Return on the Warrants
100.00	85.00%	$200.00	$158.11	377.44%
250.00	70.00%	$200.00	$158.11	377.44%
550.00	40.00%	$200.00	$158.11	377.44%
650.00	30.00%	$200.00	$158.11	377.44%
750.00	20.00%	$200.00	$158.11	377.44%
800.00	15.00%	$150.00	$108.11	258.08%
850.00	10.00%	$100.00(1)	$58.11	138.72%
900.00	5.00%	$50.00	$8.11	19.36%
908.11	4.189%	$41.89	$0.00	0.00%
920.00	3.00%	$30.00	-$11.89	-28.38%
930.00	2.00%	$20.00	-$21.89	-52.26%
950.00	0.00%	$0.00	-$41.89	-100.00%
975.00	N/A	$0.00	-$41.89	-100.00%
1,000.00	N/A	$0.00	-$41.89	-100.00%
1,050.00	N/A	$0.00	-$41.89	-100.00%
1,100.00	N/A	$0.00	-$41.89	-100.00%
1,200.00	N/A	$0.00	-$41.89	-100.00%
1,300.00	N/A	$0.00	-$41.89	-100.00%
1,400.00	N/A	$0.00	-$41.89	-100.00%
 (1) The Maximum Payment per Warrant is $200.

P-7	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Warrants involves significant risks. Investing in the Warrants is not equivalent to investing directly in the Reference Asset. In addition to the risks described in the prospectus, you should carefully consider the information in this section.
Risks Relating to the Terms and Structure of the Warrants
The Warrants Are Highly Risky, and You May Lose All of Your Initial Investment in the Warrants.
The Warrants are highly speculative leveraged investments that involve a high degree of risk.  If the Final Level is greater than or equal to the Strike Level, the Warrants will expire worthless, and you will lose your entire investment.  The Warrants are not appropriate for investors who cannot sustain a total loss of their investment.  You should be willing and able to sustain a total loss of your investment.
You will not be able to purchase the Warrants unless you have an options-approved account.  The Warrants involve a high degree of risk and are not appropriate for all investors.  You must be able to understand and bear the risk of an investment in the Warrants, and you should be experienced with respect to options and options transactions.
You May Lose Some or a Significant Portion of Your Initial Investment, Even if the Final Level Is Less than the Strike Level.
Even if the Final Level is less than the Strike Level, you will lose some or a significant portion of your initial investment if the Percentage Change is less than the Warrant Premium Percentage.  In order for you to receive a Cash Settlement Amount greater than your initial investment, the Final Level must be less than the Strike Level by a percentage greater than the Warrant Premium Percentage.
The Potential Payments on the Warrants Are Limited.
The Maximum Payment is $200 per Warrant.  Accordingly, you will not benefit from any decrease in the level of the Index from the Initial Level to the Final Level of more than 25%.
The Warrants Will Be Automatically Exercised on the Expiration Date.
The Warrants will be automatically exercised on the Expiration Date.  Neither you nor we can exercise the Warrants at any time prior to the Expiration Date.  Accordingly, unless you sell the Warrants prior to the Expiration Date (in which case you may incur a loss), you will not be able to capture any beneficial changes in the levels of the Reference Asset prior to the Expiration Date.  Further, you do not have a choice as to whether the Warrants will be automatically exercised on the Expiration Date.  Accordingly, you will not be able to benefit from any decrease in the levels of the Reference Asset that occur after the Expiration Date.
The Warrants Are Not Standardized Options.
The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), which is a clearing agency regulated by the SEC.  The Warrants are our unsecured contractual obligations and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt securities.  Thus, unlike purchasers of OCC standardized options, who have the potential benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the Warrants must look solely to us for performance of our obligation to pay the Cash Settlement Amount, if any, due on the Cash Settlement Date.  Additionally, the secondary market for the Warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the Warrants prior to the Expiration Date may result in a sale price that is lower than the theoretical value of the Warrants based on the then-prevailing level of the Reference Asset.  See also “There May Not Be an Active Trading Market for the Warrants—Sales in the Secondary Market May Result in Significant Losses” below.
The Warrants Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security with a Comparable Term.
There will be no periodic interest payments on the Warrants as there would be on a conventional fixed-rate or floating-rate debt security having the same term.  The return that you will receive on the Warrants, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the

P-8	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
return you would earn if you purchased one of our conventional senior interest bearing debt securities with the same term or if you made an investment representing a short position in the Reference Asset.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
Owning the Warrants Is Not the Same as a Short Position in the Reference Asset or Its Components or a Security Directly Linked to the Inverse Performance of the Reference Asset or its Components.
The return on your Warrants will not reflect the return you would realize if you actually took a short position in the Reference Asset or its components or a security directly linked to the inverse performance of the Reference Asset or its underlying components and held that investment for a similar period because, for example, the payments on the Warrants, if any, will be determined according to the formula provided above. In addition, the Warrants are subject to the Maximum Payment.
The Warrants may trade quite differently from the Reference Asset.  Changes in the level of the Reference Asset may not result in comparable changes in the market value of the Warrants.  Even if the level of the Reference Asset decreases from the Initial Level during the term of the Warrants, the market value of the Warrants may not increase to the same extent.  It is also possible for the market value of the Warrants prior to the Expiration Date to decrease while the level of the Reference Asset also decreases.
Payments on the Warrants Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Warrants.
The Warrants are our senior unsecured obligations.  As a result, your receipt of the amount due on the Cash Settlement Date, if any, is dependent upon our ability to repay its obligations at that time.  This will be the case even if the level of the Reference Asset decreases after the date that the Initial Level was determined.  No assurance can be given as to what our financial condition will be on the Cash Settlement Date.
The Amount to Be Paid on the Cash Settlement Date Will Not Be Affected by All Developments Relating to the Reference Asset.
Changes in the level of the Reference Asset during the term of the Warrants before the Expiration Date will not be reflected in the calculation of the Cash Settlement Amount.  The Calculation Agent will calculate this amount by comparing only the Final Level to the Strike Level.  No other levels of the Reference Asset will be taken into account.  As a result, you may receive less than the amount that you paid to purchase the Warrants, even if the level of the Reference Asset has decreased at certain times during the term of the Warrants before increasing as of the Expiration Date.
We Will Not Hold Any Securities Comprising the Reference Asset for Your Benefit.
The indenture and the terms governing your Warrants do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities that comprise the Reference Asset that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any of the component securities of the Reference Asset.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those securities that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.
Risks Relating to the Initial Estimated Value of the Warrants
The Initial Estimated Value of the Warrants Is Less than the Price to the Public.
The initial estimated value for the Warrants that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Warrants in any secondary market (if any exists) at any time.  If you attempt to sell the Warrants prior to the Cash Settlement Date, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the level of the Reference Asset, our creditworthiness, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Warrants.  These factors, together with various credit, market and economic factors over the term of the Warrants, are expected to reduce the price at which you may be able to sell the Warrants in any secondary market and will affect the value of the Warrants in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Warrants prior to the Cash Settlement Date may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the

P-9	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
Warrants.  The Warrants are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Warrants to the Cash Settlement Date.
The Initial Estimated Value of the Warrants that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Warrants Were Set.
The initial estimated value of the Warrants is based on the mid-market value of the derivative embedded in the terms of the Warrants.  See "Structuring the Warrants" below.  Our estimate is based on a variety of assumptions, including expectations as to dividends, interest rates and volatility, and the expected term of the Warrants.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Warrants or similar securities at a price that is significantly different than we do.
The Value of the Warrants at any Time After the Pricing Date Will Vary Based on Many Factors, Including Changes in Market Conditions, and Cannot Be Predicted with Accuracy.
As a result, the actual value you would receive if you sold the Warrants in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Warrants.
Risks Related to the Secondary Market for the Warrants
There May Not Be an Active Trading Market for the Warrants—Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Warrants.  The Warrants will not be listed on any securities exchange.  RBCCM and our other affiliates may make a market for the Warrants; however, they are not required to do so.  RBCCM or any of our other affiliates may stop any market-making activities at any time.  Even if a secondary market for the Warrants develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Warrants in any secondary market could be substantial.
If you sell your Warrants before the Cash Settlement Date, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.
The Market Value of Your Warrants May Be Influenced by Many Unpredictable Factors.
The following factors, which are beyond our control, may influence the market value of the Warrants:
•	the level of the Reference Asset;
•	the actual and expected volatility (i.e., the frequency and magnitude of changes) of the level of the Reference Asset;
•	the dividend rate on the component stocks of the Reference Asset;
•	economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets generally, and which may affect the level of the Reference Asset;
•	interest and yield rates in the market; and
•	the time remaining to the Cash Settlement Date.
These factors may influence the market value of the Warrants if you sell your Warrants before the Cash Settlement Date.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of the Warrants.  If you sell the Warrants prior to the Cash Settlement Date, you may receive less than the amount that you paid for them.

P-10	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
Risks Relating to the Reference Asset
You Will Not Have Any Shareholder Rights and Will Have No Right to Receive any Securities Represented by the Reference Asset on the Cash Settlement Date.
Investing in your Warrants will not make you a holder of any of the constituent stocks of the Reference Asset.  Neither you nor any other holder or owner of the Warrants will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of these securities as a result of your investment in the Warrants.
Changes that Affect the Reference Asset Will Affect the Market Value of the Warrants and the Amount You Will Receive on the Cash Settlement Date.
The policies of the sponsor of the Reference Asset (the “Index Sponsor”) concerning the calculation of that index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Reference Asset and, therefore, could affect the amount payable on the Warrants on the Cash Settlement Date, and the market value of the Warrants prior to the Cash Settlement Date.  The amount payable on the Warrants and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Reference Asset, or if the Index Sponsor discontinues or suspends calculation or publication of the Reference Asset, in which case it may become difficult to determine the market value of the Warrants.  If events such as these occur, or if the level of the Reference Asset is not available on the Expiration Date because of a market disruption event or for any other reason and no successor index is selected, the Calculation Agent may determine the level of the Reference Asset — and thus the amount payable on the Cash Settlement Date — in a manner it considers appropriate, in its sole discretion, as set forth in more detail below.
We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any of Its Actions.
Index Sponsor is not an affiliate of ours and will not be involved in the offering of the Warrants in any way.  Consequently, we have no control of the actions of the Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust the payment to you on the Cash Settlement Date.  The Index Sponsor has no obligation of any sort with respect to the Warrants.  The Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Warrants.
We Do Not Control Any Company Included in the Reference Asset and Are Not Responsible for Any Disclosure Made by Any Other Company.
Neither we nor any of our affiliates have the ability to control the actions of any of the companies included in the Reference Asset, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies.  You should make your own investigation into the companies represented by the Reference Asset.
The Historical Performance of the Reference Asset Should Not Be Taken as an Indication of Future Performance.
The level of the Reference Asset will determine the amount to be paid on the Warrants.  The historical performance of the Reference Asset does not necessarily give an indication of its future performance.  As a result, it is impossible to predict whether the level of the Reference Asset will rise or fall during the term of the Warrants.  The level of the Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.
An Investment in the Warrants Is Subject to Risks Relating to Non-U.S. Securities Markets.
Because foreign companies or foreign equity securities included in the Reference Asset are publicly traded in the applicable foreign countries and are denominated in euro, an investment in the Warrants involves particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by

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Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
The Payments on the Warrants Will Not Be Adjusted for Changes in Exchange Rates.
Although the equity securities composing the Reference Asset are traded in euro, and the Warrants are denominated in U.S. dollars, the amount payable on the Warrants will not be adjusted for changes in the exchange rates between the U.S. dollar and the euro. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the Reference Asset, and therefore the Warrants. The amount we pay in respect of your Warrants, if any, will be determined solely in accordance with the procedures described in this document.
Risks Relating to Conflicts of Interest and the Role of the Calculation Agent
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset.
In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Asset or its components, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to the Reference Asset and its components may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the Reference Asset or its components from multiple sources, and you should not rely solely on views expressed by our affiliates.
Trading and Other Transactions by Royal Bank or its Affiliates in the Reference Asset or Its Components, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Warrants.
As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the Warrants by purchasing or selling components of the Reference Asset, futures or options on the Reference Asset or its components, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Reference Asset or its components.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to, any of these hedging activities may affect the level of the Reference Asset or its components, and, therefore, adversely affect the market value of the Warrants.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Warrants decreases.
We or one or more of our affiliates may also engage in trading in the Reference Asset or its components and other investments relating to those assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Any of these activities could affect the level of the Reference Asset or its components and, therefore, adversely affect the market value of the Warrants.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset or its components.
The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.
As noted above, we and our affiliates expect to engage in trading activities related to the Reference Asset or its components that are not for the account of holders of the Warrants or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Warrants and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the level of the Reference Asset or its components, could be adverse to the interests of the holders of the Warrants.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the equity securities included in the Reference Asset, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Warrants.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or its components.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants.  Any of these activities by us or one or

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Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
more of our affiliates may affect the level of the Reference Asset or its components and, therefore, the market value of the Warrants.
The Calculation Agent Can Postpone the Determination of the Final Level if a Market Disruption Event Occurs.
The determination of the Final Level may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing on the Expiration Date, as discussed in more detail below.  As a result, if a market disruption event occurs or is continuing on the Expiration Date, the Cash Settlement Date for the Warrants could also be postponed.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amount of your payment, if any, on the Cash Settlement Date.  Our wholly-owned subsidiary, RBCCM, will serve as the Calculation Agent.  We may change the Calculation Agent after the issue date without notice to you.  The Calculation Agent will exercise its judgment when performing its functions.  For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred.  This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  Since this determination by the Calculation Agent will affect the payment on the Cash Settlement Date, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind.
Risks Relating to Taxation and Other Matters
Significant Aspects of the Tax Treatment of an Investment in the Warrants Are Uncertain.
The tax treatment of the Warrants is uncertain. We do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”) or the Canada Revenue Agency (“CRA”) regarding the tax treatment of the Warrants, and the IRS, the CRA or a court may not agree with the tax treatment described in this pricing supplement.
The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Warrants even though that holder will not receive any payments with respect to the Warrants until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the Warrants should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Supplemental Discussion of Material U.S. Federal Income Tax Consequences” and “Supplemental Discussion of Canadian Federal Income Tax Consequences” in this pricing supplement, the sections entitled "Tax Consequences—United States Taxation" and "Tax Consequences—Canadian Taxation" in the accompanying prospectus. Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States and Canada of acquiring, holding and disposing of the Warrants and receiving payments under the Warrants.
Non-U.S. Investors May Be Subject to Certain Additional Risks.
Payments on the Warrants will be made in U.S. dollars.  If you are a non-U.S. investor who purchases the Warrants with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.
This document contains a general description of certain U.S. and Canadian tax considerations relating to the Warrants.  If you are a non-U.S. investor, you should consult your tax advisor as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Warrants and receiving the payments, if any, due under the Warrants.
Certain Considerations for Insurance Companies and Employee Benefit Plans.
Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Warrants with the assets of the insurance company or the

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Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the Warrants could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the Warrants.  For additional information, please see the discussion under “Benefit Plan Investor Considerations" in the prospectus.

P-14	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
ADDITIONAL TERMS RELATING TO THE REFERENCE ASSET AND THE WARRANTS
In addition to the terms described in the “Summary” section above, the following terms will apply to the Warrants.
Expiration Date
If the Calculation Agent determines that a market disruption event occurs or is continuing on the Expiration Date, or if that day is not a trading day, the Final Level will be determined as set forth in "—Market Disruption Events” below.
Cash Settlement Date
If the Cash Settlement Date is not a business day, the Cash Settlement Date will be postponed to the next following business day.  The Cash Settlement Date will also be postponed by the same number of trading days as the Expiration Date if a market disruption event occurs or is continuing as described above.
Unavailability of the Level of the Reference Asset
If the Index Sponsor discontinues publication of the Reference Asset and the Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable trading day.
Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice to the Warrantholders.
If a successor index is selected by the Calculation Agent, that successor index will be used as a substitute for the Reference Asset for all purposes, including for purposes of determining whether a market disruption event exists.
If the Index Sponsor discontinues publication of the Reference Asset prior to, and that discontinuance is continuing on, any trading day on which the level of the Reference Asset must be determined and the Calculation Agent determines, in its sole discretion, that no successor index is available at that time, then the Calculation Agent will determine the level of the Reference Asset for the relevant date in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of the index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising the Reference Asset.  Notwithstanding these alternative arrangements, discontinuance of the Reference Asset may adversely affect the value of the Warrants.
If at any time the method of calculating the closing level for the Reference Asset or a successor index is changed in a material respect, or if the index is in any other way modified so that it does not, in the opinion of the Calculation Agent, fairly represent the level of the index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York City on the applicable trading day, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the Reference Asset as if those changes or modifications had not been made.  Accordingly, if the method of calculating the index is modified so that the value of the Reference Asset is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust the index in order to arrive at a value as if it had not been modified (e.g., as if such split had not occurred).

P-15	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
Market Disruption Events
If a market disruption event occurs or is continuing on the Expiration Date, or if that day is not a trading day, the Expiration Date will be the first following trading day on which the Calculation Agent determines that a market disruption event does not occur and is not continuing. However, the Expiration Date will not be postponed to a date later than the originally scheduled stated Cash Settlement Date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated Cash Settlement Date. If a market disruption event occurs or is continuing on the day that is the last possible Expiration Date or that last possible day is not a trading day, then the closing level of the Reference Asset for that day will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered to be commercially reasonable under the circumstances) by the Calculation Agent on that day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Final Level that would have prevailed in the absence of the market disruption event.
A market disruption event means any event, circumstance or cause which the Calculation Agent determines, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the Warrants or to hedge its position in respect of its obligations to make payment of amounts owing thereunder, and more specifically includes the following events to the extent that they have such effect with respect to the Reference Asset:
•            a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of the Reference Asset;
•            a suspension, absence or limitation of trading in futures or options contracts relating to the Reference Asset on their respective markets;
•            any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of the Reference Asset, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Asset on their respective markets;
•            the closure on any day of the primary market for futures or options contracts relating to the Reference Asset or index components constituting 20% or more, by weight, of the Reference Asset on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;
•            any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of the Reference Asset or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on the Reference Asset are traded, fails to open for trading during its regular trading session; or
•            any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Warrants that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”
Payment of Additional Amounts
We will pay any amounts to be paid by us on the Warrants without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada, the United States

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Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
or any Canadian or United States political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.
We, or the applicable withholding agent, will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.
For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences” and “Supplemental Discussion of Material U.S. Federal Income Tax Consequences.”
Manner of Payment and Delivery
Any payment on the Warrants will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.
Role of Calculation Agent
The Calculation Agent will make all determinations regarding the level of the Reference Asset, business days, trading days, market disruption events, and the amounts payable on the Warrants.  Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the Calculation Agent.
Our subsidiary, RBCCM, will serve as the Calculation Agent for the Warrants.  We may change the Calculation Agent for the Warrants at any time without notice and the Calculation Agent may resign as Calculation Agent at any time upon 60 days’ written notice to us.
Special Calculation Provisions
Business Day
When we refer to a business day with respect to the Warrants, we mean any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.
Trading Day
When we refer to a trading day with respect to the Warrants, we mean a day on which the principal trading market for the securities included in the Reference Asset is open for trading.

P-17	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from the sale of the Warrants for the purposes we describe in the attached prospectus supplement under “Use of Proceeds.”  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Warrants as described below.
In anticipation of the sale of the Warrants, we or our affiliates expect to enter into hedging transactions involving purchases of securities or indices included in or linked to the Reference Asset and/or listed and/or over-the-counter derivative instruments linked to the Reference Asset prior to or on the Pricing Date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may:
•      acquire or dispose of the components of the Reference Asset;
•      acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the level of the Reference Asset or its components; or
•      any combination of the above two.
We or our affiliates may acquire a long or short position in securities similar to the Warrants from time to time and may, in our or their sole discretion, hold or resell those similar securities.
We or our affiliates may close out our or their hedge on or before the Expiration Date.  That step may involve sales or purchases of the Reference Asset or its components or over-the-counter derivative instruments linked to those assets.

P-18	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
INFORMATION REGARDING THE REFERENCE ASSET
All disclosures contained in this document regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, STOXX Limited, as the sponsor of the Reference Asset (“STOXX”). STOXX, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor index.
EURO STOXX 50® Index (“SX5E”)
The SX5E was created by STOXX Limited, a subsidiary of Deutsche Börse AG. Publication of the SX5E in February 1998, based on an initial index level of 1,000 at December 31, 1991.
Composition and Maintenance
The SX5E is composed of 50 component stocks of market sector leaders from within the 20 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices.
The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Eurozone.
The free float factors for each component stock used to calculate this Reference Asset, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The SX5E is also reviewed on an ongoing monthly basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
Calculation of the SX5E
The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:
SX5E =	Free float market capitalization of the SX5E
Divisor
The “free float market capitalization of the SX5E” is equal to the sum of the products of the price, the number of shares, the free float factor and the weighting cap factor for each component stock as of the time the SX5E is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

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Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Warrants offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Warrants. STOXX does not:
•	sponsor, endorse, sell, or promote the Warrants;
•	recommend that any person invest in the Warrants offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Warrants;
•	have any responsibility or liability for the administration, management, or marketing of the Warrants; or
•	consider the needs of the Warrants or the holders of the Warrants in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX will not have any liability in connection with the Warrants. Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the Warrants, the holders of the Warrants or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E and its data;
•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Warrants or any other third parties.

P-20	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
Historical Information
The graph below sets forth the information relating to the historical performance of the Reference Asset for the period from January 1, 2012 through July 7, 2022.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg Financial Markets. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

5,000.00
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Closing Levels
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Date

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-21	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
CANADIAN INCOME TAX CONSEQUENCES
The following, together with the discussion of the Canadian federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material Canadian income tax considerations relating to the Warrants.  It does not purport to be a complete analysis of all tax considerations relating to the Warrants.  This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of Canadian federal income taxation in the accompanying prospectus under “Tax Consequences – Canadian Taxation” and prospectus supplement under “Certain Income Tax Consequences”.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE WARRANTS SHOULD BE TREATED FOR CANADIAN FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE WARRANTS ARE UNCERTAIN.  YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF YOUR INVESTMENT IN THE WARRANTS.
Tax Treatment of the Warrants
The following summary describes the principal Canadian federal income tax considerations generally applicable to a holder of the Warrants who acquires the Warrants as beneficial owner and who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Tax Act”): (i) is not resident and is not deemed to be resident in Canada; (ii) deals at arm’s length with the Bank; (iii) does not acquire, use or hold the Warrants in or in the course of carrying on a business in Canada; and (iv) is not an insurer that carries on an insurance business in Canada and elsewhere (a “Non-Resident Holder”).
This summary is based upon the provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force on the date hereof and an understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency (“CRA”). This summary takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation. Subsequent developments could have a material effect on the following description.
This summary is of a general nature only and is not intended to be legal or tax advice to any particular holder and no representation is made with respect to the Canadian federal income tax consequences to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective investors should consult their own tax advisors with respect to their particular circumstances.
In the opinion of our Canadian tax counsel, Norton Rose Fulbright Canada LLP, the Warrants should be considered to be cash-settled derivative contracts for Canadian federal income tax purposes.  The following summary is based on such characterization.  It is possible that the CRA or a court may determine that the Warrants should be treated other than as described in the preceding sentence, in which case the treatment of the Warrants for purposes of the Tax Act may be different than as described below.
It is the intention of the Bank that the terms and conditions of any Warrant will not cause the Warrant to be “taxable Canadian property” for purposes of the Tax Act.  The summary below assumes the Warrants will not be taxable Canadian property of any holder of Warrants.
 A Non-Resident Holder will not be subject to tax (including withholding tax) under the Tax Act in respect the acquisition, holding or disposition (including a sale or exercise) of a Warrant.

P-22	RBC Capital Markets, LLC

Put Spread Warrants Based on the Performance of the EURO STOXX 50® Index Royal Bank of Canada
The Canadian tax disclosure in the prospectus also assumes that no amount paid or payable in respect of the Warrants will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Tax Act contained in the proposals to release such Act released on April 29, 2022.
SUPPLEMENTAL DISCUSSION OF
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. federal income tax considerations relating to the Warrants.  It does not purport to be a complete analysis of all tax considerations relating to the Warrants.  Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Warrants and receiving payments under the Warrants.  This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences” with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Act” below, this discussion applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.  Further, this discussion does not address the tax consequences applicable to holders under Section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  You should consult with your own tax advisor concerning the consequences of investing in and holding the Warrants.
This discussion also does not address the tax consequences applicable to holders that hold the Warrants as part of a transaction that would or could be subject to the “straddle” rules under Section 1092 of the Code, which may apply differently in light of each holder’s particular circumstances.  You should consult your tax advisor regarding the potential application of these rules to your investment in the Warrants.  For example, anticipated capital gain or loss treatment may not be available if the Warrants and another position you hold are treated as offsetting positions that constitute a “straddle” for U.S. federal income tax purposes.  A “straddle” could include, for example, positions in a particular security, an index of securities, or a derivative (such as an option, futures, or forward contract) and one or more other positions with respect to substantially similar or related property that offset the former position.  The straddle rules may suspend the holding period for a position in a straddle, which may adversely impact the ability to meet the requirements for long-term capital gain treatment, qualified dividend income or the corporate dividends received deduction.  Very generally, the straddle rules also require deferral of loss recognition with respect to a position in a straddle to the extent of any unrecognized gain in the offsetting position.  The foregoing is only a summary of certain potential adverse impacts of the straddle rules and, accordingly, holders are again urged to consult their tax advisors regarding the full application of the straddle rules to their investment in the Warrants.
We will not attempt to ascertain whether the issuer of any of the component stocks included in the Reference Asset would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC by the issuers of the component stocks included in the Reference Asset and consult your tax advisor regarding the possible consequences to you in this regard.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE WARRANTS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE WARRANTS ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE WARRANTS, INCLUDING THE APPLICATION

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OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
Tax Treatment of the Warrants
In the opinion of our special tax counsel, Ashurst LLP, it would generally be reasonable to treat the Warrants as pre-paid cash-settled derivative contracts (including, potentially, as options) in respect of the Reference Asset for U.S. federal income tax purposes, and the terms of the Warrants require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Warrants for all tax purposes in accordance with such characterization.
If the Warrants are so treated, prior to any sale, exchange or maturity of the Warrants, a U.S. holder should generally not recognize any taxable income, gain or loss in respect of the Warrants.  Upon the sale, exchange or maturity of the Warrants, a U.S. holder should generally recognize capital gain or loss in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Warrants.  In general, a U.S. holder’s tax basis in the Warrants will be equal to the price the holder paid for the Warrants.  Absent any adverse results caused by application of the straddle rules, capital gain recognized by an individual U.S. holder is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.
If the Reference Asset periodically rebalances, it is possible that the Warrants could be treated as a series of derivative contracts, each of which matures on the next rebalancing date.  If the Warrants were properly characterized in such a manner, a holder would be treated as disposing of the Warrants on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the Warrants (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Warrants on such date.
Alternative Treatments
Alternative tax treatments of the Warrants are also possible and the U.S. Internal Revenue Service (the “IRS”) might assert that a treatment other than that described above is more appropriate.  For example, it is possible to treat the Warrants, and the IRS might assert that a Warrant should be treated, as a single debt instrument. Pursuant to such characterization, the Warrants would generally be subject to the rules concerning short-term debt instruments as described under the heading “Tax Consequences — United States Taxation — Original Issue Discount — Short-Term Debt Securities” in the accompanying prospectus.
Because of the absence of authority regarding the appropriate tax characterization of the Warrants, it is also possible that the IRS could seek to characterize the Warrants in a manner that results in tax consequences that are different from those described above.  For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the Warrants should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the Warrants.  According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Warrants should be required to accrue ordinary income on a current basis.  It is not possible to determine what guidance will ultimately be issued, if any.  It is possible, however, that under such guidance, holders of the Warrants will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the Warrants, including the timing and character of income and gain on the Warrants.

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Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Warrants for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting
Please see the discussion under “Tax Consequences — United States Taxation—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Warrants, including requirements related to the holding of certain foreign financial assets and the disclosure of certain reportable transactions.
Non-U.S. Holders
The following discussion applies to non-U.S. holders of the Warrants.  A non-U.S. holder is a beneficial owner of a Warrant that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, and subject to the discussion above concerning the possible application of Section 897 and below under “Foreign Account Tax Compliance Act”, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Warrants, provided that (i) the holder complies with any applicable certification requirements (which may generally be made on an applicable IRS Form W-8), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the United States for 183 days or more during the taxable year of the sale, exchange or maturity of the Warrants.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding, as described above, unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States.  Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (ELIs) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend.  However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023.  Based on our determination that the Warrants are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Warrants.  However, it is possible that the Warrants could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Warrants (for example, upon a rebalancing of the Reference Asset), and following such occurrence the Warrants could be treated as subject to withholding on dividend equivalent payments.  Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Warrants should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Warrants and their other transactions.  If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Warrants for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause

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payments on the Warrants to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The IRS has also indicated that it is considering whether income in respect of instruments such as the Warrants should be subject to withholding tax.  We will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical gains, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the Warrants may constitute a “financial account” for these purposes and thus, may be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity, unless that entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect.
If we (or the applicable withholding agent) determine withholding is appropriate with respect to the Warrants, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the Warrants will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Warrants.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
RBCCM will receive a fee from the Issuer per Warrant, as set forth on the front cover of this document.
Delivery of the Warrants will be made against payment for the Warrants on July 15, 2022, which is the fifth (5th) business day following the Pricing Date (this settlement cycle being referred to as “T+5”). See “Plan of Distribution” in the prospectus. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.
We will deliver the Warrants on a date that is greater than two business days following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Warrants more than two business days prior to the original Issue Date will be required to specify alternative arrangements to prevent a failed settlement.
The value of the Warrants shown on your account statement may be based on RBCCM’s estimate of the value of the Warrants if RBCCM or another of our affiliates were to make a market in the Warrants (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Warrants in light of then prevailing market conditions and transaction costs. For a period of approximately 3 months after the issue date of the Warrants, the value of the Warrants that may be shown on your account statement may be higher than RBCCM’s estimated value of the Warrants at that time. This is because the estimated value of the Warrants will not include the underwriting discount and our hedging costs and profits; however, the value of the Warrants shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Warrants. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Warrants, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Warrants. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Warrants after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
STRUCTURING THE WARRANTS
The Warrants are our unsecured obligations, the return on which is linked to the performance of the Reference Asset. In order to satisfy our payment obligations under the Warrants, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Warrants. The economic terms of the Warrants and their initial estimated value depend in part on the terms of these hedging arrangements.
The initial offering price of the Warrants also reflects the underwriting discount and our estimated hedging costs. These factors resulted in the initial estimated value for the Warrants on the Pricing Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Warrants Is Less than the Price to the Public” above.
VALIDITY OF THE WARRANTS
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Warrants has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Warrants have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Warrants will be validly issued and, to the extent validity of the Warrants is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Warrants or the Indenture which may be limited by applicable

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law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 26, 2021, which has been filed as Exhibit 5.5 to Royal Bank’s Form 6-K filed with the SEC dated November 26, 2021.
In the opinion of Ashurst LLP, when the Warrants have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Warrants will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated November 26, 2021, which has been filed as Exhibit 5.6 to the Bank’s Form 6-K dated November 26, 2021.

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